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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  January 23, 2003

                                  Advanta Corp.
               (Exact Name of Registrant as Specified in Charter)


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
         Delaware                                 0-14120                    23-1462070
(State or Other Jurisdiction                    (Commission                 (IRS Employer
          of Incorporation)                     File Number)                Identification No.)

         Welsh & McKean Roads,                                                  19477
P.O. Box 844, Spring House, Pennsylvania                                       (Zip Code)
(Address of Principal Executive Offices)
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Registrant's telephone number, including area code   (215) 657-4000

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         (Former Name or Former Address, if Changed Since Last Report)
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ITEM 5. OTHER EVENTS.

On January 23, 2003, Advanta Corp. (the "Company" or "Advanta") reported operating results from continuing business segments of $0.43 per diluted share for fourth quarter and $1.42 per diluted share for full year 2002 for Class A and Class B shares combined, in line with the Company's previously announced expectations. Advanta reported consolidated net income for the quarter of $9.8 million or $0.39 per diluted share and $18.8 million or $0.72 per diluted share for full year 2002 for Class A and Class B shares combined. This compares to net income of $0.30 per diluted share for the fourth quarter of 2001 and a net loss of $2.75 per diluted share for full year 2001. Consolidated net income for the quarter includes an asset valuation charge associated with the Company's venture capital portfolio and net interest expense not associated with continuing business segments.

"We are pleased with the solid developments in credit quality and the quality of the customer base we built in 2002," said Dennis Alter, Chairman and CEO. "In 2003, we plan to continue our emphasis on prudent growth, good credit quality and long-term profitability."

Business Card results for the fourth quarter included an approximate 80 basis point decline in charge-offs to 7.9% on an annualized basis as compared to 8.7% at December 31, 2001. Over 30 day delinquencies declined 51 basis points to 6.15% and over 90 day delinquencies decreased 14 basis points to 3.13% as compared to year end 2001. The on-balance sheet loan loss reserve as a percent of owned receivables was 10% at year end, representing approximately 14 months of estimated losses based on fourth quarter net charge-offs. Business Card ended the year with managed receivables of $2.6 billion as compared to $2 billion at year end 2001.

The Company continued its stock repurchase plan bringing the total purchases to approximately 2,287,000 shares through January 22, 2003. The Company intends further stock repurchases under the remaining unused authorization of approximately 713,000 shares.

Advanta management held a conference call, publicly announced in its press release dated January 14, 2003, at 9:00 a.m. Eastern time. The call was broadcast for the public simultaneously over the Internet through www.advanta.com or www.vcall.com. Replays of the call are available on the Vcall site for 30 days from the date of the call.

During the fourth quarter earnings conference call, management also reported that the Company was notified this morning that the Delaware Chancery Court has rendered an opinion in the lawsuit brought by Fleet in January 1999 relating to issues arising out of the 1998 Consumer Credit Card Transaction. Management indicated that they had not received the opinion and therefore had not yet had the opportunity to review and evaluate it. Based on the length and complexity of the opinion, the Company expects it will take some time to evaluate the Court's decision, and the Company will provide further information upon the completion of its evaluation.

Advanta is a highly focused financial services company serving the small business market. Advanta leverages direct marketing and information based expertise to identify potential customers and new target markets and to provide a high level of service tailored to the unique needs of small business. Using these distinctive capabilities, Advanta has become one of the
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nation's largest issuers of MasterCard business credit cards to small businesses. Since 1951, Advanta has pioneered many of the marketing techniques common in the financial services industry today, including remote lending, direct mail, and affinity and relationship marketing. Learn more about Advanta at www.advanta.com.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) the Company's managed net interest margin; (2) competitive pressures; (3) political, social and/or general economic conditions that affect the level of new account acquisitions, customer spending, delinquencies and charge-offs; (4) factors affecting fluctuations in the number of accounts or loan balances, including the retention of cardholders after promotional pricing periods have expired; (5) interest rate fluctuations; (6) the level of expenses; (7) the timing of the securitizations of the Company's receivables; (8) factors affecting the value of investments held by the Company;
(9) the effects of government regulation, including restrictions and limitations imposed by banking laws, regulators, examinations, and the agreements between the Company's bank subsidiaries and their regulators; (10) relationships with customers, significant vendors and business partners; (11) the amount and cost of financing available to the Company; (12) the ratings on the debt of the Company and its subsidiaries; (13) revisions to estimated charges associated with the discontinued operations of our mortgage and leasing businesses; and
(14) the impact of litigation. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      Exhibits.

         99.1     Press Release dated January 23, 2003.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Advanta Corp.
                                        ---------------
                                        (Registrant)

Date: January 23, 2003
                                        By: /s/ Elizabeth H. Mai
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                                           Elizabeth H. Mai
                                           Senior Vice President,
                                           Secretary and General Counsel
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                                  EXHIBIT INDEX

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Exhibit           Description                                 Method of Filing
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99.1              Press Release, dated January 23, 2003       Filed Electronically Herewith
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